Exhibit 99.1

Press Release

HOUSTON EXPLORATION TO ACQUIRE GULF OF MEXICO ASSETS

Houston, Texas – September 22, 2004 – The Houston Exploration Company (NYSE: THX) announced today that it has signed purchase and sale agreements to acquire producing assets in the shallow-waters of the Gulf of Mexico.

The purchase price of the first package of assets is $113.5 million, subject to customary post-closing adjustments estimated at $7.0 million. The transaction has an effective date of August 1, 2004, and is expected to close on or before October 29, 2004.

The properties, which are 81 percent natural gas, have estimated proven reserves of 63 billion cubic feet of natural gas equivalent (Bcfe) according to a fully-engineered reserve report. Current daily production is from 12 fields with rates of approximately 17 million cubic feet of natural gas equivalent (MMcfe), net. The proven reserve life index is expected to be more than 10 years.

The assets to be acquired include approximately 25,300 gross acres. The company will operate 85 percent of the proven reserves and will have an average working interest of 62 percent.

In addition, the company has entered into an agreement to purchase interests in two offshore fields which have estimated proven reserves of 16 Bcfe and daily production of 5 MMcfe, net. The purchase price of $31.5 million will be subject to customary post-closing adjustments. This transaction has an effective date of August 1, 2004, and is expected to close on September 30, 2004.

These assets are 85 percent natural gas. The company will operate 100 percent of the proven reserves and will have an average working interest of 85 percent.

Houston Exploration plans to fund both transactions with its bank revolver and cash on hand at the time of the closings. Pro forma for the acquisitions, the company expects to have a debt-to-capitalization ratio of approximately 32 percent.

“These properties are a great fit with our existing Gulf of Mexico operations. They are within our geophysical surveys, produce primarily gas, represent high working interests, offer significant drilling upside, and we will operate most of them,” said William G. Hargett, Houston Exploration chairman and chief executive officer. “Moreover, we believe the relatively long life of the majority of these assets will add approximately one-half a year to our company-wide reserve life index and provide accretion to earnings and cash flow,” Hargett noted.

Consistent with past acquisitions, in addition to previously announced hedges, the company has entered into additional hedges through 2008 to protect the acquisition economics. A summary of the additions is listed below:

2005	30,000 MMBtu/d Swap at $6.20/MMBtu
2006	30,000 MMBtu/d Swap at $5.89/MMBtu
2007	30,000 MMBtu/d Collar from $5.00/MMBtu to $6.59/MMBtu
2008	20,000 MMBtu/d Collar from $5.00/MMBtu to $5.72/MMBtu

The Houston Exploration Company (NYSE: THX) is an independent natural gas and crude oil producer engaged in the development, exploitation, exploration and acquisition of natural gas and crude oil properties. The company’s operations are focused in South Texas, the Rocky Mountains, the Arkoma Basin, and offshore in the shallow waters of the Gulf of Mexico. Additional production is located in East Texas. For more information, visit the company’s website at http://www.houstonexploration.com.

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Contact: The Houston Exploration Company

                    Melissa Reynolds
                    713-830-6887
                    mreynolds@houstonexp.com

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act. All statements other than statements of historical fact included in this press release are forward-looking statements and reflect the company’s current expectations and are based on current available information. Important factors that could cause actual results to materially differ from the company’s current expectations for the impact of the transactions include the satisfaction of the closing conditions and consummation of the acquisitions, the integration of acquired assets, price volatility, the risk of future writedowns, the inability to meet substantial capital requirements, the constraints imposed by current indebtedness, reserve replacement risks, drilling risks and results, the risks associated with the recent acquisitions and other factors inherent in the exploration for and production of natural gas and crude oil discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year ended December 31, 2003. The company assumes no responsibility to update any of the information referenced in this news release.